QuickLinks -- Click here to rapidly navigate through this document

Terms Supplement No. 2
(to the Prospectus dated October 3, 2005
and the Prospectus Supplement dated June 30, 2006)

$2,583,000
9.00% Notes due 2007
Payments at maturity linked to
the performance of the common stock of
Lowe's Companies, Inc.

  •
  Each of the $2,583,000 principal balance of 9.00% Notes due 2007, linked to the performance of the common stock of Lowe's Companies, Inc. (each, a "Note") represents an obligation of The Toronto-Dominion Bank, a Canadian chartered bank subject to the provisions of the Bank Act (Canada) (the "Bank"). The Notes are the Bank's direct and unsubordinated contractual obligations and will constitute deposit liabilities which will rank equally in right of payment with all of the Bank's deposit liabilities, except for obligations preferred by mandatory provisions of law. The Notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

  •
  The Notes will be issued in denominations of $1,000. The minimum investment in the Notes is $5,000 for taxable accounts and $2,000 for Plans, with integral multiples of $1,000 in excess of these minimums.

  •
  Settlement Date: August 23, 2006.

        (continued on inside cover page)

THE NOTES ARE SUBJECT TO INVESTMENT RISK INCLUDING LOSS OF PRINCIPAL.

        Your investment in the Notes involves risks. Please read "Risk Factors" beginning on page TS-13 of this terms supplement and beginning on page S-3 of the accompanying prospectus supplement.

	Per Note	Total
Price to public	100.00%	$2,583,000
Agent's commission	2.375%	$61,346
Proceeds to us	97.625%	$2,521,654

        The Bank will deliver the Notes in book-entry form only through The Depository Trust Company on or about August 23, 2006 against payment in immediately available funds.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this terms supplement and the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

        TD Securities (USA) LLC, a subsidiary of the Bank, has agreed to use their reasonable efforts to solicit offers to purchase the Notes as the Bank's agent. TD Securities (USA) LLC is not required to sell any specific dollar amount or number of Notes.

        TD Securities (USA) LLC may use this terms supplement and the accompanying prospectus supplement in the initial sale of any Notes. In addition, TD Securities (USA) LLC or any other affiliate of the Bank may use this terms supplement and the accompanying prospectus supplement in a secondary market transaction in any Note after its initial sale. Unless TD Securities (USA) LLC or any other affiliate of the Bank informs the purchaser otherwise in the confirmation of sale, this terms supplement and the accompanying prospectus supplement are being used in a secondary market transaction.

TD Securities

The date of this terms supplement is August 21, 2006

  •
  Maturity Date: August 24, 2007, or if such day is not a business day, the following business day. The Maturity Date is also subject to adjustment as described herein.

  •
  Interest Rate: 9.00% per annum, payable on November 24, 2006, February 24, 2007, May 24, 2007, and August 24, 2007 (each, an "Interest Payment Date").

  •
  Reference Shares: the common stock of Lowe's Companies, Inc. (the "Reference Issuer") (NYSE: LOW).

  •
  Valuation Date: August 20, 2007 subject to adjustment as described herein.

  •
  Initial Share Price: $29.52, the price of the Reference Shares as determined by the Calculation Agent on the third Scheduled Trading Day prior to the Settlement Date. Please note that the Initial Share Price may not equal the Market Price of the Reference Shares at the close of business on the date of determination. The Initial Share Price is subject to adjustment as described herein.

  •
  Limit Price: $23.62, representing 80% of the Initial Share Price, subject to adjustment as described herein.

  •
  Redemption Amount: the amount each Note will pay at maturity, determined as follows:

  —
  If the Market Price of the Reference Shares on the Valuation Date is equal to or greater than the Initial Share Price, the Redemption Amount will be 100% of the principal amount of the Note (the "Cash Delivery Amount");

  —
  If the Market Price of the Reference Shares on the Valuation Date is less than the Initial Share Price and the Market Price of the Reference Shares was not less than the Limit Price on any Scheduled Trading Day during the period beginning on the Settlement Date to and including the Valuation Date (the "Relevant Period"), the Redemption Amount will be the Cash Delivery Amount; or

  —
  If the Market Price of the Reference Shares on the Valuation Date is less than the Initial Share Price and the Market Price of the Reference Shares was less than the Limit Price on any Scheduled Trading Day during the Relevant Period, the Redemption Amount will be 33 Reference Shares for each $1,000 principal amount of Notes, plus an amount in cash equal to the product of 0.8753 (representing fractional shares) times the Market Price of the Reference Shares on the Valuation Date (the "Physical Delivery Amount"); provided that if the fair market value of the Physical Delivery Amount (excluding accrued interest and expressed in absolute terms), as determined by the Calculation Agent in its absolute discretion, on the Valuation Date is less than the Minimum Amount (as defined below), the Bank shall, in lieu of the Physical Delivery Amount, pay to holders an amount in cash equal to the Minimum Amount.

  —
  Therefore, if the Market Price of the Reference Shares on the Valuation Date is less than the Initial Share Price and the Market Price of the Reference Shares was less than the Limit Price on any day during the Relevant Period, you will lose some or all, subject to the Minimum Amount, of your investment in the Notes.

  •
  Minimum Amount: an amount equal to 1% of the principal amount of the Notes.

  •
  The Notes will be assigned a rating of "Aa3" by Moody's Investors Service Limited ("Moody's"). This rating represents Moody's assessment of the Bank's creditworthiness and is not indicative of the market risk associated with the Notes or the Reference Shares.

TERMS SUPPLEMENT SUMMARY

        The following summary answers some questions that you might have regarding the Notes in general terms only. It does not contain all the information that may be important to you. You should read the summary together with the more detailed information that is contained in the rest of this terms supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors." In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

Questions and Answers

What are the Notes?

        The Notes are equity-linked interest bearing securities issued by the Bank. The Notes will be the Bank's direct and unsubordinated contractual obligations and will constitute deposit liabilities which will rank pari passu in right of payment with all of the Bank's deposit liabilities, except for obligations preferred by mandatory provisions of law. The Notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes mature on the Maturity Date set forth on the front cover, subject to adjustment as described herein in the event of a Disrupted Day, and do not provide for earlier redemption by the Bank or you except for redemptions by the Bank upon the occurrence of a Tax Event (as defined below) (see Specific Terms of the Notes — Optional Tax Redemption"). Except in the event of an acceleration of maturity of the Notes (see "Specific Terms of the Notes — Events of Default and Acceleration") or a tax redemption, the principal of the Notes will be payable only at maturity.

        The Notes pay interest at the Interest Rate per annum on the principal amount thereof on the Interest Payment Dates set forth on the front cover. The Calculation Agent will calculate interest payable on any Interest Payment Date on the basis of a 360-day year consisting of twelve 30-day months. Interest payable on the Notes will be the interest accrued from and including the Settlement Date or the last date on which interest has been paid, as the case may be, to but excluding the applicable Interest Payment Date. If the Maturity Date is extended as described herein in the event of a Disrupted Day, you will not be paid any interest for the duration of such extension from the scheduled Maturity Date until the extended Maturity Date.

        Each Note represents an initial principal amount of $1,000. The minimum investment in the Notes is $5,000 (five Notes) for taxable accounts or $2,000 (two Notes) for Plans, with amounts in excess thereof in integral multiples of $1,000. The minimum unit for transfer for the Notes is also $1,000; provided that any transfer of less than $5,000 shall be made either to (i) the Bank or an affiliate thereof, (ii) a holder currently owning at least $5,000 aggregate principal amount of Notes in a taxable account or (iii) a holder currently owning at least $2,000 aggregate principal of Notes on behalf of a Plan, and provided further that after any transfer, the transferor shall own at least $5,000 aggregate principal amount of Notes in a taxable account or $2,000 aggregate principal amount of Notes on behalf of a Plan, as applicable, or shall have transferred all of its Notes. You will not have the right to receive physical notes evidencing your ownership except under limited circumstances; instead the Bank will issue the Notes in the form of a global note which will be registered in the name of Cede & Co., as nominee of DTC. DTC will act as securities depository for the Notes and will record ownership and transfer of the Notes in book-entry only form. Direct and indirect participants in DTC will record beneficial ownership of the Notes by individual investors.

What will I receive upon maturity of the Notes?

        Under normal conditions, the amount you will receive at maturity for each Note, the Redemption Amount will vary based on two factors:

1.
whether the Market Price (as defined below) of the Reference Shares on the Valuation Date (the "Final Share Price") is greater than or less than the Initial Share Price; and

2.
whether the Market Price of the Reference Shares was less than the Limit Price on any Scheduled Trading Day (as defined below) during the Relevant Period. The Limit Price is equal to the percentage of the Initial Share Price set forth on the front cover.

•
If the Final Share Price of the Reference Shares is equal to or greater than the Initial Share Price set forth on the front cover, and regardless of whether the Market Price was less than the Limit Price on any Scheduled Trading Day during the Relevant Period, the Redemption Amount will be equal to 100% of the initial principal amount of the Note (the "Cash Delivery Amount").

•
If the Final Share Price is less than the Initial Share Price and the Market Price was not less than the Limit Price on any Scheduled Trading Day during the Relevant Period, the Redemption Amount will be the Cash Delivery Amount.

•
If the Final Share Price is less than the Initial Share Price and the Market Price was less than the Limit Price on any Scheduled Trading Day during the Relevant Period, the Redemption Amount will be the number of Reference Shares, and cash representing fractional shares, equal to the Physical Delivery Amount set forth on the front cover. The Physical Delivery Amount, the value of the Reference Shares you will receive, will be less than the principal amount of your Notes. If the fair market value of the Physical Delivery Amount (excluding accrued interest and expressed in absolute terms), as determined by the Calculation Agent in its absolute discretion, on the Valuation Date is less than the Minimum Amount, the Bank shall, in lieu of the Physical Delivery Amount, pay to holders an amount in cash equal to the Minimum Amount. Minimum Amount means an amount equal to 1% of the principal amount of the Notes.

        Investors in the Notes should understand that if the Final Share Price is less than the Initial Share Price and the Market Price is less than the Limit Price on any Scheduled Trading Day during the Relevant Period, they will suffer a loss of principal. See "Specific Terms of the Notes — Redemption Amount."

        The Redemption Amount can be summarized as follows:

Is the Final Share Price greater than the Initial Share Price?

		YES	NO
Did the Market Price equal or exceed the Limit Price on every trading day during the Relevant Period?	YES NO	Cash Delivery Amount Cash Delivery Amount	Cash Delivery Amount Physical Delivery Amount or Minimum Amount

  Market Disruption

        If the Valuation Date is not a Scheduled Trading Day (as defined below), the Final Share Price will be the Market Price of the Reference Shares on the first preceding day that is a Scheduled Trading Day. To the extent a Disrupted Day (as defined below) exists on the day on which the Final Share Price is to be determined, the Final Share Price will be the Market Price of the Reference Shares on the first following Scheduled Trading Day on which a Disrupted Day does not exist with respect to the Reference Shares, provided that if a Disrupted Day exists on ten consecutive Scheduled Trading Days after the scheduled Valuation Date, the tenth Scheduled Trading Day shall be the Valuation Date, and the Calculation Agent shall determine the Final Share Price on such date in good faith and in its sole discretion based upon its estimate of the value of the Reference Shares as of the close of trading on that tenth Scheduled Trading Day. In the event that the Valuation Date is postponed, the Maturity Date shall also be postponed to the fourth business day following the postponed Valuation Date.

  Tax Event

        In the case of a Tax Event (see "Specific Terms of the Notes — Optional Tax Redemption"), the Bank may redeem the Notes. The Redemption Amount will be calculated in the same general manner. In such a case, the Scheduled Trading Day that is the fifth business day after the Calculation Agent is notified by the Bank of the

Tax Event (or, if a Disrupted Day exists with respect to the Reference Shares on such Scheduled Trading Day, the first following day that is a Scheduled Trading Day on which a Disrupted Day does not exist with respect to the Reference Shares) will be used as the Valuation Date for determining the Final Share Price (provided that if a Disrupted Day exists on ten consecutive Scheduled Trading Days after the scheduled Valuation Date, the tenth Scheduled Trading Day shall be the Valuation Date, and the Calculation Agent shall determine the Final Share Price on such date in good faith and in its sole discretion based upon its estimate of the value of the Reference Shares as of the close of trading on that tenth Scheduled Trading Day) and the Maturity Date will be the twentieth business day following such Valuation Date. In addition, the Notes are subject to adjustment as described in "Antidilution Adjustments" herein.

  Acceleration for Events of Default

        In the case of an acceleration of the Notes (see "Specific Terms of the Notes — Events of Default and Acceleration"), the Redemption Amount will be calculated in the same general manner. In such a case, the Scheduled Trading Day that is immediately preceding the date of acceleration (or, if a Disrupted Day exists with respect to the Reference Shares on such Scheduled Trading Day, the first following day that is a Scheduled Trading Day on which a Disrupted Day does not exist with respect to the Reference Shares) will be used as the Valuation Date for determining the Final Share Price (provided that if a Disrupted Day exists on ten consecutive Scheduled Trading Days after the scheduled Valuation Date, the tenth Scheduled Trading Day shall be the Valuation Date, and the Calculation Agent shall determine the Final Share Price on such date in good faith and in its sole discretion based upon its estimate of the value of the Reference Shares as of the close of trading on that tenth Scheduled Trading Day) and the accelerated Maturity Date will be the business day following such accelerated Valuation Date. In addition, the Notes are subject to adjustment as described in "Antidilution Adjustments" herein.

  Physical Delivery

        The Bank may, under certain circumstances to be determined by and at the sole option of the Bank, pay investors, in lieu of the Physical Delivery Amount, the cash equivalent of such shares with a per share price equal to the Final Share Price. However, the Bank currently expects to deliver the Physical Delivery Amount and not cash in lieu of the Physical Delivery Amount.

Who Should Consider Purchasing the Notes?

        The Notes are designed for investors who seek a potential return greater than that for ordinary debt securities, who are willing to accept the risk of investing in equities in general and the Reference Shares in particular and who believe that the price of the Reference Shares will (i) remain unchanged (ii) increase only to a limited degree or (iii) not decrease below the Limit Price during the term of the Notes. Unlike ordinary debt securities, the Notes do not guarantee any return of principal at maturity other than the Minimum Amount. Therefore, the Notes are designed for investors who are willing to forego any, subject to the Minimum Amount, principal protection on their Notes. If the Final Share Price is less than the Initial Share Price and the Market Price was less than the Limit Price during the Relevant Period, investors may lose up to their entire investment in the Notes, subject to the Minimum Amount. Also, investors should realize that even if the value of the Reference Shares increases relative to the Initial Share Price, the return on a Note will not reflect the value of the Reference Shares in excess of the Initial Share Price.

What are the Reference Shares?

        For a description of the Reference Shares, see Annex A to this Terms Supplement.

        Please note that an investment in the Notes does not entitle you to any ownership or other interest in the Reference Shares or the company who issued the Reference Shares, and you will not receive any payments in respect of dividends that may be payable on that stock. The company that issued the Reference Shares is not an affiliate of the Bank and is not involved in this offering in any way. The obligations represented by the Notes are debt obligations of the Bank and are not obligations of the company that issued the Reference Shares.

        How does an investment in the Notes differ from an investment in the Common Stock of the Reference Issuer?

        By investing in the Notes you will assume the risk that the Final Share Price of the Reference Shares may fall below the Initial Share Price on the Valuation Date and the Market Price may fall below the Limit Price on any Scheduled Trading Day during the Relevant Period, causing the value of the Redemption Amount to fall below the principal amount of the Notes. Therefore, as for an investment in the Reference Shares, you will be exposed to the risk of the decline in the price of the Reference Shares during the term of the Notes. However, unlike an investment in the Reference Shares, you will not be entitled to benefit from any increase in the value of the Reference Shares over the Initial Share Price and you will only be entitled to receive the principal amount of your Notes at maturity in addition to any coupon payment. In addition, you will not be a beneficial owner of the Reference Shares and therefore will not be entitled to receive any dividends or similar amounts paid on the Reference Shares. Moreover, you will not be entitled to any voting rights or other control rights that holders of the Reference Shares may have with respect to the Reference Issuer. Instead, you will be receiving a higher coupon than would generally be paid on notes of the Bank or an issuer with a comparable credit rating.

How Have the Reference Shares Performed Historically?

        Annex A hereto contains tables showing the highest and lowest daily closing prices, as well as end-of-quarter prices, of the Reference Shares for each quarter in the four year period preceding the Settlement Date, as well as a sensitivity analysis of the Notes containing the Redemption Amount, the quarterly coupon and the total return on the Notes based on the hypothetical performance of the Reference Shares during the Relevant Period. This information has been provided to help you evaluate the behavior of the Reference Shares in various economic environments; however, past performance is not necessarily indicative of how the Reference Shares will perform in the future. For more information, see "Risk Factors — Risks Relating to the Reference Shares."

Are the Notes Rated by a National Rating Agency?

        Yes, the Notes will be rated "Aa3" by Moody's Investors Service Limited. This rating represents Moody's assessment of the Bank's creditworthiness and is not indicative of the market risk associated with the Notes or the Reference Shares.

What About United States Federal Income Taxes?

        No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. The Bank intends to treat a note as a financial contract giving rise to capital gain or loss, rather than as a debt instrument for United States federal income tax purposes. As a result, upon a sale, exchange or other disposition of a note or upon cash settlement at maturity, you will recognize capital gain or loss equal to the difference between the amount of cash received and your basis in the note. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Under such treatment, if the stock settlement option is elected, upon settlement in shares of the index stock or other equity security, the Bank intends to take the position that you will not generally recognize gain or loss on the receipt of such shares. There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes, and it could assert other characterizations that could affect the timing, amount and character of income or deductions. The Bank intends to report the coupon payments as ordinary income to you, but you should consult your own tax advisor concerning alternative characterizations. See "United States Federal Income Taxation — Financial Contracts" in the accompanying prospectus supplement.

What About Liquidity?

        The Notes are most suitable for purchase and holding until the Maturity Date. The Agent and other affiliates of the Bank currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. There can be no assurance that a secondary market for the Notes will develop or that, if it develops, such market will prove to be significant. In addition, the Notes will not be listed on any stock exchange. Since the liquidity of the Notes may be limited, if you decide to liquidate Notes prior to maturity, you may have to sell the Notes at a substantial discount from the principal amount. Accordingly, you should be willing to hold your investment in the Notes until the Maturity Date. See "Risk Factors — Secondary Markets for the Notes."

Who is the Bank?

        We, along with our subsidiaries, are collectively known as "TD Bank Financial Group." TD Bank Financial Group serves more than 14 million customers in four key businesses operating in a number of locations in key financial centers around the globe: Canadian Personal and Commercial Banking including TD Canada Trust; Wealth Management including TD Waterhouse and an investment in TD Ameritrade; Wholesale Banking, including TD Securities; and U.S. Personal and Commercial Banking through TD Banknorth. TD Bank Financial Group also ranks among the world's leading on-line financial services firms, with more than 4.5 million on-line customers. TD Bank Financial Group had CDN$388.6 billion in assets, as of April 30, 2006. As at October 31, 2005, the Bank was the third largest Canadian bank in terms of market capitalization. From 2002 to 2005, the Bank's assets have grown on average 9.8% annually to a total of C$365.2 billion at the end of fiscal 2005. As of October 31, 2005, we had a long term debt rating of Aa3 by Moody's and A+ by S&P®. We are headquartered in Toronto, Canada, and, in fiscal 2005, had an average number of employees of 50,991.

        The range of banking services we offer includes personal financial services, credit cards, mortgage lending, insurance, investment services, trade finance, treasury and asset management. In our fiscal year ended October 31, 2005, we generated income of over C$12.7 billion and after-tax income of approximately C$2.2 billion. We are listed on the Toronto Stock Exchange, the NYSE and the Tokyo Stock Exchange (ticker symbol TD).

What are some of the risks in owning the Notes?

        Investing in the Notes involves a number of risks. We have described the most significant risks relating to the Notes under the heading "Risk Factors" in this terms supplement and in the accompanying prospectus supplement, which you should read before making an investment in the Notes.

THE OFFERING

Securities Offered	The Notes, as defined on the front cover.
Reference Shares	As defined on the front cover.
Reference Issuer	The issuer of the Reference Shares, as defined on the front cover.
Issue Price	$1,000 per Note.
Settlement Date (Original Issue Date)	As defined on the front cover.
Maturity Date	As defined on the front cover, or if such day is not a business day, the following business day, subject to adjustment as described herein.
Book-Entry Form or Physical Note	Book-Entry.
Denominations	$1,000.
Minimum Unit of Purchase	$5,000 (five Notes) for taxable accounts and $2,000 (two Notes) for Plans, with amounts in excess thereof in integral multiples of $1,000.

The term "Plan" means an investor all or any part of whose assets consist of the assets of an employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a plan, individual retirement account or other arrangement that is subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the "Code") or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code ("Similar Laws").
Minimum Unit of Transfer
$1,000; provided that any transfer of less than $5,000 shall be made either to (i) the Bank or an affiliate thereof, (ii) a holder currently owning at least $5,000 aggregate principal amount of Notes in a taxable account or (iii) a holder currently owning at least $2,000 aggregate principal of Notes on behalf of a Plan, and provided further that after any transfer, the transferor shall own at least $5,000 aggregate principal amount of Notes in a taxable account or $2,000 aggregate principal amount of Notes on behalf of a Plan, as applicable, or shall have transferred all of its Notes.
Trustee	The Bank of New York.
Principal Agent	TD Securities (USA) LLC.
Interest Payments
The Notes will bear interest at the Interest Rate, as set forth on the front cover. Interest will be payable on the Interest Payment Dates set forth on the front cover. The Calculation Agent will calculate interest payable on any Interest Payment Date on the basis of a 360-day year consisting of twelve 30-day months. Interest payable on the Notes will be the interest accrued from and including the Settlement Date or the last date on which interest has been paid, as the case may be, to but excluding the applicable Interest Payment Date. In the event that an Interest Payment Date is not a business day, the Bank will pay interest on the next day that is a business day, with the same force and effect as if made on the Interest Payment Date, and without any interest or other payment with respect to the delay. If the Maturity Date is extended as described below due to the existence of a Disrupted Day, you will not be paid any interest from the originally scheduled Maturity Date until the extended Maturity Date.

In the case of an acceleration of the maturity of the Notes, interest will be paid on the Notes through and excluding the related date of accelerated payment.
In the case of redemption of the Notes due to a Tax Event, interest will be paid on the Notes through and excluding the related date of redemption.
The regular record date relating to an Interest Payment Date for the Notes will be the business day preceding that Interest Payment Date.
Redemption Amount	On the Maturity Date, the Bank will pay or deliver to you as principal for each Note the Redemption Amount which will be:

(i) if the Final Share Price is equal to or above the Initial Share Price, regardless of whether the Market Price was less than the Limit Price on any Scheduled Trading Day during the Relevant Period, the Cash Delivery Amount;

(ii) if the Final Share Price is less than the Initial Share Price and the Market Price was not less than the Limit Price on any Scheduled Trading Day during the Relevant Period, the Cash Delivery Amount;

(iii) if the Final Share Price is less than the Initial Share Price and the Market Price was less than the Limit Price on any Scheduled Trading Day during the Relevant Period, the Physical Delivery Amount.

If the fair market value of the Physical Delivery Amount (excluding accrued interest and expressed in absolute terms), as determined by the Calculation Agent in its absolute discretion, on the Valuation Date is less than the Minimum Amount, the Bank shall, in lieu of the Physical Delivery Amount, pay to holders an amount in cash equal to the Minimum Amount. Minimum Amount means an amount equal to 1% of the principal amount of the Notes.

Investors in the Notes should understand that if the Final Share Price is less than the Initial Share Price and the Market Price was less than the Limit Price on any Scheduled Trading Day during the Relevant Period they may lose some or all, subject to the Minimum Amount, of their principal.
The Redemption Amount will not include dividends and similar amounts paid on the Reference Shares.
The Redemption Amount will be calculated by the Calculation Agent on the Valuation Date.

The Notes will not be redeemable by you prior to maturity and are only redeemable by the Bank upon the occurrence of a Tax Event. Except for a redemption by the Bank upon the occurrence of a Tax Event or in the event of an acceleration of maturity of the Notes (see "Specific Terms of the Notes — Acceleration and Events of Default"), the principal of the Notes will be payable only at maturity.
The Redemption Amount is subject to antidilution adjustments. See "Antidilution Adjustments" herein.
Cash Delivery Amount
An amount equal to 100% of the principal amount of the Notes. The Redemption Amount is capped at 100% of the initial principal amount of a Note. This means that even if the Reference Shares increase in value during the Relevant Period, the maximum return for each $1,000 invested in the Notes is $1,000, plus the interest coupon.
Physical Delivery Amount
For each Note, the number of Reference Shares, plus cash representing fractional shares, set forth on the front cover. The Physical Delivery Amount equals a number of whole Reference Shares equal to 1,000 divided by the Initial Share Price, plus cash equal to the product of the resulting number of fractional shares times the Final Share Price, subject to adjustment as described in "Antidilution Adjustments" herein.

If the fair market value of the Physical Delivery Amount (excluding accrued interest and expressed in absolute terms), as determined by the Calculation Agent in its absolute discretion, on the Valuation Date is less than the Minimum Amount, the Bank shall, in lieu of the Physical Delivery Amount, pay to holders an amount in cash equal to the Minimum Amount. Minimum Amount means an amount equal to 1% of the principal amount of the Notes.

The Bank may, under certain circumstances to be determined by, and at the sole option of the Bank, pay you, in lieu of the Physical Delivery Amount, the cash equivalent of such shares with a per share price equal to the Final Share Price. However, we currently expect to deliver the Physical Delivery Amount and not cash in lieu of the Physical Delivery Amount.
No Fractional Shares
If on the Maturity Date, the Physical Delivery Amount is delivered, the holders of the Notes will receive cash in lieu of any fractional shares of the Reference Shares in an amount calculated at the corresponding Final Share Price, as determined by the Calculation Agent.
Initial Share Price
The price of the Reference Shares as determined by the Calculation Agent on the date indicated on the front cover, subject to adjustment as described in "Antidilution Adjustments" herein. Please note that the Initial Share Price may not equal the Market Price of the Reference Shares at close of business on the day the Initial Share Price is determined.
Final Share Price	The Market Price of the Reference Shares as determined by the Calculation Agent on the Valuation Date.
Limit Price	The amount set forth on the front cover, representing a percentage of the Initial Share Price specified on the front cover subject to adjustment as described in "Antidilution Adjustments" herein.
Relevant Period	The period beginning on the Settlement Date to and including the Valuation Date.
Market Price
On any Scheduled Trading Day on which the value of the Reference Shares must be calculated by the Calculation Agent the Market Price of the Reference Shares will be the official closing price of the Reference Shares on the Relevant Exchange, as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange. If the Reference Shares are not listed or traded as described above for any reason other than a Disrupted Day, then the Market Price for the Reference Shares on any Scheduled Trading Day will be the average, as determined by the Calculation Agent, of the bid prices for the Reference Shares obtained from as many dealers in the Reference Shares selected by the Calculation Agent as will make those bid prices available to the Calculation Agent. The number of dealers need not exceed three and may include the Calculation Agent or any of its or our affiliates.

To the extent a Disrupted Day exists on the day on which the Final Share Price is to be determined, the Final Share Price will be the Market Price of the Reference Shares on the first following Scheduled Trading Day on which a Disrupted Day does not exist with respect to the Reference Shares; provided that if a Disrupted Day exists on ten consecutive Scheduled Trading Days after the scheduled Valuation Date, the tenth Scheduled Trading Day Shall be the Valuation Date, and the Calculation Agent shall determine the Final Share Price on such date in good faith and in its sole discretion based upon its estimate of the value of the Reference Shares as of the close of trading on that tenth Scheduled Trading Day. In the event that the Valuation Date is postponed, the Maturity Date shall also be postponed to the fourth business day following the postponed Valuation Date.

Disrupted Day
Any Scheduled Trading Day on which a Relevant Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred and is continuing. "Market Disruption Event" means, with respect to the Reference Shares:
(a) the occurrence or existence of a condition specified below at any time which the Calculation Agent determines is material:

(i) any suspension of or limitation imposed on trading by the Relevant Exchange or any Related Exchange, and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange or any Related Exchanges or otherwise, (A) relating to the Reference Shares on the Relevant Exchange or (B) in futures or options contracts relating to the Reference Shares on any relevant Related Exchange; or

(ii) any event (other than an event described in (b) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for the Reference Shares on the Relevant Exchange or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Shares on any relevant Related Exchange; or

(b) the closure on any Scheduled Trading Day of the Relevant Exchange relating the Reference Shares or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by the Relevant Exchange or such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Relevant Exchange or such Related Exchange on such Scheduled Trading Day and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such Scheduled Trading Day for the Relevant Exchange or such Related Exchange.

"Related Exchange" means, with respect to the Reference Shares, each exchange or quotation system on which futures or options contracts relating to the Reference Shares are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to Reference Shares has temporarily relocated (provided that the Calculation Agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the Reference Shares on such temporary substitute exchange or quotation system as on the original Related Exchange).
"Relevant Exchange" means the primary exchange or market of trading of the Reference Shares.

"Scheduled Closing Time" means, with respect to the Relevant Exchange or a Related Exchange, on any Scheduled Trading Day, the scheduled weekday closing time of the Relevant Exchange or such Related Exchange on such Scheduled Trading Day, without regard to after hours or any other trading outside of the regular trading session hours.

"Scheduled Trading Day" means any day on which the Relevant Exchange and each Related Exchange are scheduled to be open for trading.
Valuation Date
The day set forth on the front cover; provided, however, that if (i) such day is not a Scheduled Trading Day, the Valuation Date shall be the first preceding day that is a Scheduled Trading Day and (ii) a Disrupted Day exists on such date, the Valuation Date shall be the first following Scheduled Trading Day on which a Disrupted Day does not exist provided that if a Disrupted Day exists on ten consecutive Scheduled Trading Days after the scheduled Valuation Date, the tenth Scheduled Trading Day shall be the Valuation Date, and the Calculation Agent shall determine the Final Share Price on such date in good faith and in its sole discretion based upon its estimate of the value of the Reference Shares as of the close of trading on that tenth Scheduled Trading Day. In the event that the Valuation Date is postponed, the Maturity Date shall also be postponed to the fourth business day following the postponed Valuation Date.
Acceleration
In case an Event of Default with respect to any Note shall have occurred and be continuing, the Notes may be accelerated by the Trustee at the direction of a majority of the holders of Notes. Upon such acceleration, the Redemption Amount declared due and payable will be determined by the Calculation Agent, and will be calculated in the same general manner as described above. In such case, the Scheduled Trading Day preceding the date of acceleration (or, if a Disrupted Day exists on such Scheduled Trading Day, the first following day that is a Scheduled Trading Day on which a Disrupted Day does not exist) will be used as the Valuation Date for purposes of calculating the accelerated Final Share Price (provided that if a Disrupted Day exists on ten consecutive Scheduled Trading Days after the scheduled Valuation Date, the tenth Scheduled Trading Day shall be the Valuation Date, and the Calculation Agent shall determine the Final Share Price on such date in good faith and in its sole discretion based upon its estimate of the value of the Reference Shares as of the close of trading on that tenth Scheduled Trading Day) and the accelerated Maturity Date will be the business day following such accelerated Valuation Date.
Tax Event
In the case of a Tax Event, the Bank may redeem the Notes. The Redemption Amount will be calculated in the same general manner. In such a case, the Scheduled Trading Day that is the fifth business day after the Calculation Agent is notified by the Bank of the Tax Event (or, if a Disrupted Day exists with respect to the Reference Shares on such Scheduled Trading Day, the first following day that is a Scheduled Trading Day on which a Disrupted Day does not exist with respect to the Reference Shares) will be used as the Valuation Date for determining the Final Share Price (provided that if a Disrupted Day exists on ten consecutive Scheduled Trading Days after the scheduled Valuation Date, the tenth Scheduled Trading Day shall be the Valuation Date, and the Calculation Agent shall determine the Final Share Price on such date in good faith and in its sole discretion based upon its estimate of the value of the Reference Shares as of the close of trading on that tenth Scheduled Trading Day) and the Maturity Date will be the twentieth business day following such Valuation Date. In addition, the Notes are subject to adjustment as described in "Antidilution Adjustments" herein.
Ranking
The Notes will be the Bank's direct and unsubordinated contractual obligations and will constitute deposit liabilities which will rank pari passu in right of payment with all of the Bank's deposit liabilities, except for obligations preferred by mandatory provisions of law. The Notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

Rating
The Notes will be assigned a rating of "Aa3" by Moody's Investor Service Limited. This rating represents Moody's assessment of the Bank's creditworthiness and is not indicative of the market risk associated with the Notes or the Reference Shares.
Calculation Agent
TD Securities Inc. The term "Calculation Agent" as used herein also includes any additional or successor Calculation Agent that may be appointed pursuant to the Indenture, unless the context otherwise requires.
Use of Proceeds
The Bank will use the net proceeds from the sale of the Notes for general corporate purposes, which may include additions to working capital, investments in or extensions of credit to its subsidiaries and the repayment of indebtedness. See "Use of Proceeds."
Secondary Market for the Notes
The Notes are new securities for which there is currently no established trading market. The Bank does not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes through the NASDAQ National Market System.

RISK FACTORS

        An investment in the Notes is subject to a number of risks not associated with similar investments in a conventional debt security. Prospective purchasers should consider carefully all of the information set forth herein and, in particular, the following risks and the risk factors beginning on page S-3 of the accompanying prospectus supplement in connection with an investment in the Notes.

Return on the Notes Does Not Reflect the Full Performance of the Reference Shares.

        The Redemption Amount is capped at 100% of the initial principal amount of a Note. This means that even if the Final Share Price is greater than the Initial Share Price, the maximum return you will receive at maturity (in addition to any coupon payment) is the principal amount of your Notes. Under no circumstances will you receive a principal amount at maturity greater than the principal amount of the Notes that you hold at that time.

        Also, the market value of a Note prior to the stated maturity date may be lower than the purchase price an investor paid for its Note. Consequently, if a holder sells its Note before the stated Maturity Date, that investor may receive less than the amount of its investment in the Note.

Investors May Lose Some or All, subject to the Minimum Amount, of Their Investment if the Final Share Price is Less Than the Initial Share Price and the Market Value is Less Than the Limit Price on any Scheduled Trading Day During the Relevant Period.

        The Notes differ from ordinary debt securities in that the investor will not receive 100% of the initial principal amount of its Notes if the Final Share Price is less than the Initial Share Price and the Market Price was less than the Limit Price on any Scheduled Trading Day during the Relevant Period. The Redemption Amount will depend on the value of the Reference Shares on the Valuation Date and during the Relevant Period. If that value declines below the Initial Share Price, the Redemption Amount could be substantially below the principal amount of the Notes. Investors should understand that, if the Final Share Price of the Reference Shares is less than the Initial Share Price and the Market Price was less than the Limit Price on any Scheduled Trading Day during the Relevant Period, they will receive the Physical Delivery Amount which will be an amount less than the principal amount of the Notes and may equal zero in which case investors would lose their entire investment, subject to the Minimum Amount. See "— Sensitivity Analysis" in Annex A.

No Beneficial Interest in the Reference Shares.

        A holder of the Notes will not be a beneficial owner of the Reference Shares and therefore will not be entitled to receive any dividends or similar amounts paid on the Reference Shares. Moreover, holders of the Notes will not be entitled to any voting rights or other control rights that holders of the Reference Shares may have with respect to the Reference Issuer. The Redemption Amount does not reflect the payment of dividends on the Reference Shares. The return on the Notes will not reflect the return you would realize if you actually owned the Reference Shares and received dividends, if any, paid on those securities. Therefore, the yield to maturity based on the methodology for calculating the Redemption Amount will not be the same yield as would be produced if the Reference Shares were purchased directly and held for a similar period.

There is Limited Antidilution Protection.

        The Calculation Agent will adjust the Initial Share Price, the Physical Delivery Amount, the Cash Delivery Amount or any other variable (or combination thereof) for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other corporate events that affect capital structure of the Reference Issuer, but only in the situations and in the manner described in "Antidilution Adjustments." The Calculation Agent is not required to make an adjustment for every corporate event that may affect the Reference Shares. Those events or other actions by the Reference Issuer or a third party may nevertheless adversely affect the market price of the Reference Shares and, therefore, adversely affect the value of the Notes. The Reference Issuer or a third party could make an offering or exchange offer, or the Reference Issuer could take any other action, that adversely affects the value of the Reference Shares and the Notes but does not result in an adjustment.

The Calculation Agent Can Postpone the Maturity Date If a Market Disruption Event Occurs on the Final Valuation Date

        If the Calculation Agent determines that, on the final Valuation Date, a Market Disruption Event has occurred or is continuing, the final Valuation Date will be postponed. The Calculation Agent will instead value the closing price of the Reference Shares on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final Valuation Date be postponed by more than ten business days. As a result, the Maturity Date for the Notes could also be postponed, although not by more than ten business days. If the final Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the final Valuation Date. If the closing price of the Reference Shares is not available on the last possible final Valuation Date either because of a Market Disruption Event or for any other reason, the Calculation Agent will make a good faith estimate in its sole discretion of the closing price of the Reference Shares that would have prevailed in the absence of the Market Disruption Event or such other reason on the last possible final Valuation Date. No interest will accrue and be payable on your Notes after the Maturity Date stated on the cover of this terms supplement if the Maturity Date or the final Valuation Date is postponed due to a Market Disruption Event.

The Reference Issuer is Not Affiliated with the Bank and the Bank is Not Responsible for Any Disclosure by the Reference Issuer.

        The Bank and its affiliates have no affiliation with the Reference Issuer, and are not responsible for public disclosure of information by the Reference Issuer, whether contained in SEC filings or otherwise. As noted below, however, the Bank or any of its affiliates may currently or from time to time in the future engage in business with the Reference Issuer. Nevertheless, neither the Bank nor any of its affiliates assumes any responsibility for the accuracy or completeness of any public information about the Reference Issuer. You, as an investor in the Notes, should make your own investigation into the Reference Issuer. The Reference Issuer is not involved in the offer of the Notes in any way and has no obligation to consider your interest as a holder of the Notes in taking any corporate actions that might affect the value of the Notes. The Reference Issuer may take actions that will adversely affect the value of the Notes. None of the money paid for the Notes will go to the Reference Issuer.

Risks Relating to the Reference Shares.

        The Notes are subject to the risks of any investment in common stocks, including the risk that the general level of stock prices may decline. Although the Reference Shares have a trading history, historical performance of the Reference Shares does not indicate the future performance of the Reference Shares and it is impossible to predict whether the value of the Reference Shares will fall or rise during the term of the Notes. Trading prices of the Reference Shares will be influenced by political, economic, financial, market and other factors. It is impossible to predict what effect these factors will have on the value of the Reference Shares and thus, the return on the Notes.

Secondary Market for the Notes

        The Notes are most suitable for purchasing and holding to maturity. The Bank does not intend to apply for listing of the Notes on any securities exchange or for quotation through the NASDAQ National Market System. The Agent and other affiliates of the Bank currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. Therefore, you should be willing to hold your Notes to maturity. If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

        In addition, the value of the Notes prior to maturity is expected to depend primarily on the relative performance of the Reference Shares and other factors including market interest rates, market volatility, expectations of future changes in the Reference Shares, and expectations as to whether the Market Value of the Reference Shares will be less than the Limit Price during the Relevant Period. The price at which a holder will be able to sell the Notes prior to maturity may be at a discount, which could be substantial, from the principal amount thereof, based upon one or more of the factors described below. The factors that will affect the trading value of the Notes interrelate in complex ways, as, for example, one factor may offset an increase in the trading value of the Notes caused by another factor. The following paragraphs describe the expected impact on the market value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

        Limit Price.    If at any time the value of the Reference Shares has declined relative to its Initial Share Price (particularly if it is below the Limit Price), the secondary market price at which the Notes will trade is likely to be limited, especially when the trading price for the Reference Shares is currently less than the Initial Share Price.

        Reference Share Value.    The Bank believes that the market value of the Notes will likely depend substantially on the performance of the Reference Shares achieved through the time of the secondary market sale. Where the Redemption Amount achieved from the Settlement Date through the time of the secondary market sale would result in delivery of (based upon an application of the methodology for calculating the Redemption Amount which is substantially the same as that which would be used for calculating the Redemption Amount on the Valuation Date) the Cash Delivery Amount, an investor selling their Notes under such circumstances may receive an amount that reflects substantially less than the full amount of their principal investment because of the expectation that the value of the Reference Shares will decline (especially if the expectation is that the value of the Reference Shares will decline below the Limit Price) until scheduled maturity. If an investor decides to sell their Notes when the Redemption Amount achieved through the time of the secondary market sale would result in delivery of (based upon an application of the methodology for calculating the Redemption Amount which is substantially the same as that which would be used for calculating the Redemption Amount on the Valuation Date) the Physical Delivery Amount, such investor may receive less than the initial principal balance for each Notes. Political, economic and other developments that affect the Reference Shares may also affect the value of the Notes.

        Interest Rates.    Because the Notes contain a bond component, the trading value of the Notes will be affected by changes in interest rates. In general, if U.S. interests rates increase, the trading value of the Notes may be adversely affected, and if U.S. interests rates decrease, the trading value of the Notes may be favorably affected.

        Volatility of the Reference Shares.    Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Reference Shares increases or decreases, the trading value of the Notes may be affected.

        Dividend Yields.    Changes in dividend yields of the Reference Shares may affect the trading value of the Notes.

        The Inclusion of Commissions and Projected Profit from Hedging in the Original Price of the Notes is Likely to Adversely Affect Secondary Market Prices. Assuming no change in the market conditions or any other relevant factors, the price, if any, at which TD Securities is willing to purchase the Notes in secondary market transactions will likely be lower than the original price of the Notes, since the original price included, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the projected profit included in the cost of hedging the Bank's obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by TD Securities as a result of dealer discounts, mark-ups or other transaction costs.

        Merger and Acquisition Transactions.    The Reference Shares may be affected by mergers and acquisitions which can contribute to the volatility of these securities. Additionally, as a result of a merger or acquisition, the Reference Shares may be replaced with a surviving or acquiring entity's securities. See "Antidilution Adjustments". The surviving or acquiring entity's securities may not have the same characteristics as the Reference Shares they replaced.

        Credit Ratings.    Actual or anticipated changes in the credit rating, financial conditions or results of the Bank may affect the market value of the Notes.

        If you sell your Notes prior to maturity, you may have to sell them at a substantial discount from their principal amount, especially if the Market Price of the Reference Shares was less than the Limit Price at any time from the Settlement Date to the date of such sale.

Hedging Transactions

        As we described under "Hedging" in the accompanying prospectus supplement, on or prior to the Settlement Date, the Bank or one or more of its affiliates may hedge some of its anticipated exposure in connection with the Notes by taking or modifying positions in the Reference Shares, exchange traded and over the counter options on the Reference Shares, or futures contracts on the Reference Shares and options on such futures contracts or by taking positions in any other instruments that it may wish to use in connection with such hedging. The Bank or its affiliates is likely to modify its hedge position throughout the life of the Notes, including on the Valuation Date, by purchasing and selling the securities and instruments listed above and other available securities and instruments. The Bank and its affiliates may also from time to time buy or sell the Reference Shares or derivative instruments related to the Reference Shares in connection with their normal business practices. Any of these hedging activities may affect the price of the Reference Shares and therefore the value of the Notes.

Adverse Economic Interests

        The Bank has appointed TD Securities Inc. as its Calculation Agent with regard to the Notes. TD Securities Inc. will be solely responsible for the determination and calculation of the Redemption Amount (including the components thereof), and any other determinations and calculations with respect to any distributions of cash or shares in connection with the Notes, as well as for making certain other determinations with respect to the Reference Shares, including whether the Market Value is less than the Limit Price or whether a Disrupted Day exists. See "Specific Terms of the Notes — Redemption Amount" and "Antidilution Adjustments." Because the Calculation Agent is an affiliate of the Bank, the Calculation Agent may have economic interests adverse to those of the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Redemption Amount, whether the Market Value is less than the Limit Price or whether a Disrupted Day exists, or with respect to other determinations that the Calculation Agent may be required to make relating to the Reference Shares.

Certain Business Activities May Create Conflicts of Interest with Holders

        The Bank or one or more of its affiliates may engage in trading activities relating to the Reference Shares that are not for holders of the Notes accounts or on the behalf of holders of the Notes. These trading activities may present a conflict of interest between a holder's interest in the Notes and the interests that the Bank and its affiliates may have in their proprietary account. In addition, the Bank or one or more of its affiliates, at present or in the future, may engage in business activities with the Reference Issuer. Such business activities may include among other things brokerage business, financing transactions or the entry into derivative transactions. In connection with these activities, the Bank and/or its affiliates may receive information about the Reference Issuer that will not be divulged to holders of the Notes or other third parties. Any of these trading and/or business activities may affect value of the Reference Shares and thus could be adverse to a holder's return on the Notes.

The United States Federal Income Tax Consequences of an Investment in the Notes are Uncertain.

        Investors should consider the United States Federal Income tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. The Bank is not requesting any ruling from the Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this document. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. The Bank intends to treat a note as a financial contract giving rise to capital gain or loss, rather than as a debt instrument for United States federal income tax purposes. The Bank intends to report the coupon payments as ordinary income to you but you should consult your own tax advisor concerning alternative characterizations. See "United States Federal Income Taxation — Financial Contracts" the accompanying prospectus supplement.

        IT IS SUGGESTED THAT PROSPECTIVE INVESTORS WHO CONSIDER PURCHASING THE NOTES SHOULD REACH AN INVESTMENT DECISION ONLY AFTER CAREFULLY CONSIDERING THE SUITABILITY OF THE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

ANTIDILUTION ADJUSTMENTS

        The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution above under "Risk Factors."

        As described above, the closing price of the Reference Shares between the initial Valuation Date and the final Valuation Date, inclusive, will determine whether holders receive the Cash Delivery Amount or the Physical Delivery Amount at maturity of the Notes. The amount payable at maturity of the Notes, in the event of payment of the Physical Delivery Amount, will be based on the closing price of the Reference Shares on the final Valuation Date and the Physical Delivery Amount. The Physical Delivery Amount will be the same as the initial Physical Delivery Amount unless the Calculation Agent adjusts the Physical Delivery Amount as described below. The Calculation Agent will adjust the Initial Share Price or the Physical Delivery Amount or both as described below, if an event described below occurs and the Calculation Agent determines that such event has a diluting or concentrative effect on the theoretical value of the Reference Shares.

        Below you will find examples of how certain corporate actions and other events may lead to adjustments to the Physical Delivery Amount. In each case where the Physical Delivery Amount changes, the Initial Share Price will generally also change. Typically, the Initial Share Price will be adjusted as follows:

        The Calculation Agent will adjust the Initial Share Price by multiplying the prior Initial Share Price by a fraction whose numerator is the prior Physical Delivery Amount and whose denominator is the new Physical Delivery Amount.

New Initial Share Price =

Prior Initial Share Price	×	Prior Physical Delivery Amount New Physical Delivery Amount

        The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution above under "Risk Factors — There is Limited Antidilution Protection".

How Adjustments Will Be Made

        If one of the events described below occurs and the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the Reference Shares, the Calculation Agent will calculate a corresponding adjustment to the Initial Share Price or the Physical Delivery Amount or both as the Calculation Agent determines appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the Physical Delivery Amount for the Notes will be adjusted to double the prior Physical Delivery Amount, and, as a result, the Initial Share Price will be reduced proportionately. The Calculation Agent will also determine the effective date of that adjustment. The Limit Price will also be adjusted as appropriate. Upon making any such adjustment, the Calculation Agent will give notice as soon as practicable to the trustee, stating the adjustment to the Initial Share Price, Physical Delivery Amount or the Limit Price or all of them.

        If more than one event requiring adjustment occurs, the Calculation Agent will make such an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the Initial Share Price or the Physical Delivery Amount or both for the first event, the Calculation Agent will adjust the Initial Share Price or the Physical Delivery Amount or both for the second event, applying the required adjustment to the Initial Share Price and Physical Delivery Amount as already adjusted for the first event, and so on for any subsequent events.

        For any dilution event described below, the Calculation Agent will not have to adjust the Initial Share Price or the Physical Delivery Amount unless the adjustment would result in a change to the Initial Share Price or the Physical Delivery Amount of at least 0.1% in the Initial Share Price or Physical Delivery Amount that would apply without the adjustment. The Initial Share Price and the Physical Delivery Amount resulting from any adjustment will be rounded up or down, as appropriate, to, in the case of the Initial Share Price, the nearest cent, and, in the case of the Physical Delivery Amount, the nearest thousandth, with one-half cent and five ten-thousandths, respectively, being rounded upward.

        If an event requiring antidilution adjustment occurs, the Calculation Agent will make any adjustments with a view to offsetting, to the extent practical, any change in your economic position relative to the Notes, which results solely from that event. The Calculation Agent may, in its sole discretion, modify any antidilution adjustments as necessary to ensure an equitable result.

        The Calculation Agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the Calculation Agent. The Calculation Agent will provide information about any adjustments it makes upon your written request.

        Events that may require an antidilution adjustment include, but are not limited to, the following:

  •
  a subdivision, consolidation or reclassification of the Reference Shares or a free distribution or dividend of any Reference Shares to existing holders of the Reference Shares by way of bonus, capitalization or similar issue;

  •
  a distribution or dividend to existing holders of the Reference Shares of:

      – Reference Shares,

      – other share capital or securities granting the right to payment of dividends equally or proportionately with such payments to holders of the Reference Shares, or

      – any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the Calculation Agent;

  •
  the declaration by the Reference Issuer of an extraordinary or special dividend or other distribution whether in cash or Reference Shares or other assets;

  •
  a repurchase by the Reference Issuer of its common stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

  •
  any other similar event that may have a diluting or concentrative effect on the theoretical value of the Reference Shares; or

  •
  a consolidation of the Reference Issuer with another company or merger of the Reference Issuer with another company.

Stock Splits

        A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share is worth less as a result of a stock split.

        If the Reference Shares are subject to a stock split, then the Calculation Agent will adjust the Physical Delivery Amount to equal the sum of the Physical Delivery Amount before that adjustment (the "prior Physical Delivery Amount") plus the product of (1) the number of new shares issued in the stock split with respect to one Reference Share and (2) the prior Physical Delivery Amount. The Initial Share Price will also be adjusted as discussed above.

Reverse Stock Splits

        A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share is worth more as a result of a reverse stock split.

        If the Reference Shares are subject to a reverse stock split, then the Calculation Agent will adjust the Physical Delivery Amount to equal the product of the prior Physical Delivery Amount and the quotient of (1) the number of Reference Shares outstanding immediately after the reverse stock split becomes effective and (2) the number of Reference Shares outstanding immediately before the reverse stock split becomes effective. The Initial Share Price will also be adjusted as discussed above.

Stock Dividends

        In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

        If the Reference Shares are subject to a stock dividend payable in Reference Shares, then the Calculation Agent will adjust the Physical Delivery Amount to equal the sum of the prior Physical Delivery Amount plus the product of (1) the number of shares issued in the stock dividend with respect to one Reference Share and (2) the prior Physical Delivery Amount. The Initial Share Price will also be adjusted as discussed above.

Other Dividends and Distributions

        The Physical Delivery Amount will not be adjusted to reflect dividends or other distributions paid with respect to the Reference Shares, other than:

  •
  stock dividends described above,

  •
  issuances of transferable rights and warrants with respect to the Reference Shares as described in "— Transferable Rights and Warrants" below, and

  •
  extraordinary dividends described below.

        A dividend or other distribution with respect to the Reference Shares will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the Reference Shares by an amount equal to at least 10% of the closing price of the Reference Shares on the Exchange business day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which the Reference Shares trade without the right to receive that dividend or distribution.

        If an extraordinary dividend occurs, the Calculation Agent will adjust the Physical Delivery Amount to equal the product of (1) the prior Physical Delivery Amount and (2) a fraction, the numerator of which is the closing price of the Reference Shares on the Scheduled Trading Day that is not a Disrupted Day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.

        The extraordinary dividend amount with respect to an extraordinary dividend for the Reference Shares equals:

  •
  for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per Reference Share minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the Reference Shares, or

  •
  for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

        To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent in its sole discretion. A distribution on the Reference Shares that is a dividend payable in Reference Shares that is also an extraordinary dividend, or an issuance of rights or warrants with respect to the Reference Shares that is also an extraordinary dividend will result in an adjustment to the Physical Delivery Amount only as described in "— Stock Dividends" above, "— Transferable Rights and Warrants" below, as the case may be, and not as described here.

Transferable Rights and Warrants

        If the Reference Issuer issues transferable rights or warrants to all holders of the Reference Shares to subscribe for or purchase Reference Shares at an exercise price per share that is less than the closing price of the Reference Shares on the Scheduled Trading Day that is not a Disrupted Day before the ex-dividend date for issuance, then the Physical Delivery Amount will be adjusted by multiplying the prior Physical Delivery Amount by the following fraction:

  •
  the numerator will be the number of Reference Shares outstanding at the close of business on the day before that ex-dividend date plus the number or additional Reference Shares offered for subscription or purchase under those transferable rights or warrants, and

  •
  the denominator will be the number of Reference Shares outstanding at the close of business on the day before that ex-dividend date plus the product of (1) the total number of additional Reference Shares offered for subscription or purchase under the transferable rights or warrants and (2) the exercise price of those transferable rights or warrants divided by the closing price on the Scheduled Trading Day that is not a Disrupted Day before that ex-dividend date.

        The Initial Share Price will also be adjusted as discussed above.

Reorganization Events

        Each of the following is a reorganization event:

  •
  the Reference Shares are reclassified or changed;

  •
  the Reference Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding Reference Shares are exchanged for or converted into other property;

  •
  a statutory share exchange involving outstanding Reference Shares and the securities of another entity occurs, other than as part of an event described above;

  •
  the Reference Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

  •
  the Reference Issuer effects a spin-off — that is, issues to all holders of the Reference Shares equity securities of another issuer, other than as part of an event described above; or

  •
  the Reference Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all outstanding Reference Shares.

Adjustments for Reorganization Events

        If a reorganization event occurs, then the Calculation Agent will adjust the Initial Share Price, the Physical Delivery Amount and the Limit Price by adjusting the amount and type of property or properties — whether cash, securities, other property or a combination — that a prior holder of an amount of Reference Shares equal to the Physical Delivery Amount would hold after the reorganization event has occurred. We refer to this new property as the distribution property.

        For the purpose of making an adjustment required by a reorganization event, the Calculation Agent, in its sole discretion, will determine the value of each type of distribution property. For any distribution property consisting of a security, the Calculation Agent will use the closing price of the security on the relevant exchange notice date. The Calculation Agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the Reference Shares may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the Calculation Agent in its sole discretion.

        If a reorganization event occurs and the Calculation Agent adjusts the Physical Delivery Amount to consist of the distribution property in the event as described above, the Calculation Agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, comprising the new Physical Delivery Amount. The Calculation Agent will do so to the same extent that it would make adjustments if Reference Shares were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the Physical Delivery Amount, the required adjustment will be made with respect to that component, as if it alone were the Physical Delivery Amount.

        For example, if the Reference Issuer merges into another company and each Reference Share is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the Physical Delivery Amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. The Calculation Agent will adjust the common share component of the new stock redemption amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled "Antidilution Adjustments", as if the common shares were Reference Shares. In that event, the cash component will not be adjusted but will continue to be a component of the Physical Delivery Amount (with no interest adjustment). Consequently, the final Note value will include the final value of the two shares of the surviving company and the cash.

        In this terms supplement, references to the Calculation Agent adjusting the Physical Delivery Amount in respect of a dilution event means that the Calculation Agent will adjust the Physical Delivery Amount in the manner described in this subsection if the dilution event is a reorganization event. If a reorganization event occurs, the distribution property distributed in the event will be substituted for Reference Shares as described above. Consequently, in this terms supplement, references to Reference Shares mean any distribution property that is distributed in a reorganization event and comprises the adjusted Physical Delivery Amount. Similarly, references to the Reference Issuer mean any successor entity in a reorganization event.

USE OF PROCEEDS

        The Bank will use the net proceeds from the sale of the Notes for general corporate purposes, which may include additions to working capital, investments in or extensions of credit to its subsidiaries and the repayment of indebtedness. The Reference Issuer will not receive any of the proceeds from the sale of the Notes.

RATIO OF EARNINGS TO FIXED CHARGES(1)

        The following table sets forth the Bank's ratio of earnings to fixed charges for the six month period ended April 30, 2006 and for each of the years in the five-year period ended October 31, 2005 calculated in accordance with generally accepted accounting principles in Canada and the United States.

	Six Months Ended April 30,		Twelve months ended October 31,
	2006	2005	2005	2004	2003	2002	2001
Canadian GAAP:
Excluding interest on deposits	4.25	2.76	2.72	2.86	1.77	0.67	1.52
Including interest on deposits	1.81	1.51	1.44	1.55	1.22	0.91	1.11
U.S. GAAP:
Excluding interest on deposits	4.37	2.65	2.68	2.65	1.95	0.67	1.63
Including interest on deposits	1.82	1.47	1.42	1.47	1.26	0.91	1.13

(1)
The numbers in this chart supersede the numbers in the Ratio of Earnings to Fixed Charges in the accompanying prospectus dated October 3, 2005.

CAPITALIZATION

Capitalization and Subordinated Notes

        The table below sets forth our consolidated capitalization as of April 30, 2006. This information should be read in conjunction with our unaudited consolidated financial statements for the three month period ended April 30, 2006, incorporated herein by reference.

April 30, 2006
(C$ millions)
Subordinated Indebtedness:
Subordinated notes, debentures and other debt	7,748

Class A Preferred Shares:
16,065 Series I	—
14,000,000 Series M	350
8,000,000 Series N	200

Total Class A Preferred Shares	550

350,000 Liabilities for preferred shares issued by TD MIC: Series A	339

Capital Trust Securities:
900,000 TD Capital Trust Securities	897
350,000 TD Capital Trust Securities II(1)	350
Total Capital Trust Securities	1,247

Shareholders' Equity:
718,786,034 Common Shares	6,245
16,986,600 Preferred Shares (Class A — Series O)	425
Contributed Surplus	51
Foreign currency translation adjustment	(507)
Retained Earnings	13,069

Total Shareholders' Equity	19,283

Total Capitalization	29,167

(1)
Not included in The Toronto-Dominion Bank Consolidated Balance Sheet.

SPECIFIC TERMS OF THE NOTES

        In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that the Bank or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Clearance and Settlement" in the accompanying prospectus supplement.

        The Notes are part of a series of debt securities entitled "11.00% Notes due 2007" that the Bank may issue under the indenture, described in the accompanying prospectus supplement and prospectus, from time to time. This terms supplement summarizes specific financial and other terms that apply to the Notes. The terms described below supplement those described in the accompanying prospectus supplement and, if the terms described below are inconsistent with those described there, the terms described below are controlling.

        Please note that the information about the price to the public and our net proceeds on the front cover of this terms supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

General

        The Notes are being issued in denominations of $1,000. The Notes will be the Bank's direct and unsubordinated contractual obligations and will constitute deposit liabilities which will rank pari passu in right of payment with all of the Bank's deposit liabilities, except for obligations preferred by mandatory provisions of law. The Notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes will mature on the Maturity Date (or if such day is not a business day, the following business day). There are no mandatory sinking fund payments for the Notes. The Notes are subject to investment risk including loss of some or all of your principal, subject to the Minimum Amount.

Interest

        The Notes will bear interest at the rate per annum specified on the front cover, based on assumed 30-day months and 360-day years, which will be paid on the Interest Payment Dates specified on the front cover. In the event that an Interest Payment Date is not a business day, the Bank will pay interest on the next day that is a business day, with the same force and effect as if made on the Interest Payment Date, and without any interest or other payment with respect to the delay.

Optional Tax Redemption

        We have the right to redeem the Notes in the circumstances described under "Description of Notes — Redemption and Repayment of Notes — Tax Redemption" in the accompanying prospectus supplement which we refer to herein as a "Tax Event". In the case of a Tax Event, the Redemption Amount will be calculated in the same general manner. The Scheduled Trading Day that is the fifth business day after the Calculation Agent is notified by the Bank of the Tax Event (or, if a Disrupted Day exists with respect to the Reference Shares on such Scheduled Trading Day, the first following day that is a Scheduled Trading Day on which a Disrupted Day does not exist with respect to the Reference Shares) will be used as the Valuation Date for determining the Final Share Price (provided that if a Disrupted Day exists on ten consecutive Scheduled Trading Days after the scheduled Valuation Date, the tenth Scheduled Trading Day shall be the Valuation Date, and the Calculation Agent shall determine the Final Share Price on such date in good faith and in its sole discretion based upon its estimate of the value of the Reference Shares as of the close of trading on that tenth Scheduled Trading Day) and the Maturity Date will be the twentieth business day following such Valuation Date. In addition, the Notes are subject to adjustment as described in "Antidilution Adjustments" herein.

Redemption Amount

        At maturity, whether scheduled maturity or upon acceleration, the holder of a Note will receive the Redemption Amount. The Redemption Amount, payable with respect to each Note at maturity, will be calculated by the Calculation Agent on the Valuation Date. The Redemption Amount is dependent upon whether the Final Share Price is greater than or less than the Initial Share Price and whether the Market Price was less than the Limit Price on any Scheduled Trading Day during the Relevant Period.

        If the Final Share Price is equal to or greater than the Initial Share Price, the Redemption Amount will be the Cash Delivery Amount, which is equal to the initial principal amount of the Note. The Redemption Amount is capped at 100% of the initial principal amount of a Note. This means that even if the Final Share Price is greater than the Initial Share Price, the maximum total return at maturity for each $1,000 invested (exclusive of interest payments) is $1,000.

        If the Final Share Price is less than the Initial Share Price and the Market Price was never less than the Limit Price on any Scheduled Trading Day during the Relevant Period, the Redemption Amount is the Cash Delivery Amount, which is equal to the initial principal amount of the Note.

        If the Final Share Price is less than the Initial Share Price and the Market Price was less than the Limit Price on any Scheduled Trading Day during the Relevant Period, the Redemption Amount will be the Physical Delivery Amount. If the fair market value of the Physical Delivery Amount (excluding accrued interest and expressed in absolute terms), as determined by the Calculation Agent in its absolute discretion, on the Valuation

Date is less than the Minimum Amount, the Bank shall, in lieu of the Physical Delivery Amount, pay to holders an amount in cash equal to the Minimum Amount. Minimum Amount means an amount equal to 1% of the principal amount of the Notes. Investors should understand that if the Final Share Price is less than the Initial Share Price and the Market Price was less than the Limit Price on any Scheduled Trading Day during the Relevant Period, they may suffer an entire loss of principal, subject to the Minimum Amount.

        The Final Share Price equals the Market Price on the Valuation Date. The Initial Share Price is the closing value of the Reference Shares on the date indicated on the front cover.

        The Bank will cause the Calculation Agent to provide written notice to the Trustee, on which notice the Trustee may conclusively rely, of the Redemption Amount, by the close of business on the business day preceding the Maturity Date. All percentages resulting from any calculation with respect to the Notes will be rounded to the nearest one hundredth of a percentage point, with five one thousandths of a percentage point rounded upwards, and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

        The Redemption Amount will not include dividends paid on the common stock included in the Reference Shares.

        Unless otherwise specifically provided, "business day" as used in this terms supplement means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in Toronto, Ontario, Canada or New York, New York. In any case where any date specified herein for any payment under, or redemption of, the Notes or other action required to be taken in connection therewith shall not be a business day, then such payment or redemption date will be, or such other required action will be taken on, the immediately succeeding business day (except in the case of the determination of Initial Share Price and Final Share Price figures, which shall be as described above).

Events of Default and Acceleration

        In case an Event of Default (as defined in the Indenture) with respect to any Note shall have occurred and be continuing, the Notes may be accelerated by the Trustee at the direction of the holders of 25% in aggregate principal and amount of the outstanding debt securities of each affected series. Upon such acceleration, the Redemption Amount declared due and payable will be determined by the Calculation Agent, and the Redemption Amount will be calculated in the same general manner as described above under "— Redemption Amount". In such case, the Scheduled Trading Day preceding the date of acceleration (or, if a Disrupted Day exists on such Scheduled Trading Day, the first following day that is a Scheduled Trading Day on which a Disrupted Day does not exist) will be used as the Valuation Date for calculating the accelerated Final Share Price (provided that if a Disrupted Day exists on ten consecutive Scheduled Trading Days after the scheduled Valuation Date, the tenth Scheduled Trading Day shall be the Valuation Date, and the Calculation Agent shall determine the Final Share Price on such date in good faith and in its sole discretion based upon its estimate of the value of the Reference Shares as of the close of trading on that tenth Scheduled Trading Day) and the accelerated Maturity Date will be the business day following such accelerated Valuation Date.

The Calculation Agent

        The Bank has initially appointed TD Securities Inc. as its Calculation Agent with regard to the Notes. TD Securities Inc. will be solely responsible for the determination and calculation of the Redemption Amount (including the components thereof) and any other determinations and calculations with respect to any distributions of cash in connection with the Notes, as well as for determining whether a Disrupted Day exists and for making certain other determinations with regard to the Reference Shares. See "Antidilution Adjustments." All determinations and calculations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the Bank and holders of the Notes. The Calculation Agent, an affiliate of the Bank, may have economic interests adverse to those of the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Redemption Amount, whether the Market Price is less than the Limit Price or whether a Disrupted Day exists, and in making certain other determinations with regard to the Reference Shares. The Bank may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the holders, terminate the appointment of any person serving as the Calculation Agent and appoint another person (including any affiliate of the Bank) to serve as such agent.

SUPPLEMENTAL CANADIAN FEDERAL TAX CONSIDERATIONS

        The discussion below supplements the discussion under "Canadian Federal Income Taxation" in the attached prospectus supplement and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus supplement).

        Interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note to a Non-Resident Holder should not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

U.S. FEDERAL TAX CONSIDERATIONS

        The Bank intends to treat a note as a financial contract giving rise to capital gain or loss, rather than as a debt instrument. See "United States Federal Income Taxation — Financial Contracts" in the accompanying prospectus supplement for a summary of the United States federal income tax consequences of holding the notes.

CERTAIN ERISA CONSIDERATIONS

        See "Certain ERISA Considerations" in the accompanying prospectus supplement for a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any Similar Laws, and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

        We have appointed TD Securities (USA) LLC as our agent to solicit offers on a reasonable efforts basis to purchase the Notes. TD Securities (USA) LLC is party to the distribution agreement described in the "Plan of Distribution" in the accompanying prospectus supplement. TD Securities (USA) LLC may also appoint selected dealers to purchase or solicit offers to Purchase the Notes. TD Securities (USA) LLC or such selected dealers will receive a commission of up to 2.375% of the principal amount of each Note sold through their efforts.

        This terms supplement may be used by TD Securities (USA) LLC or any of our other affiliates in connection with offers and sales of the Notes in secondary market transactions. A secondary market transaction is one in which TD Securities (USA) LLC or another of our affiliates resells a Note that it has previously acquired from another holder. A secondary market transaction in a particular Note occurs after the original sale of the Note. We describe secondary market transactions and other matters relating to the distribution of the Notes in the accompanying prospectus supplement and the accompanying prospectus under "Plan of Distribution."

        Unless we or the agent informs you in your confirmation of sale that your Note is being purchased in its original offering and sale, you may assume that you are purchasing your Note in a secondary market transaction.

        You should rely only on the information incorporated by reference or provided in this terms supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this terms supplement and accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of the document.

ANNEX A

DESCRIPTION OF THE REFERENCE SHARES AND SENSITIVITY ANALYSIS

DESCRIPTION OF THE REFERENCE SHARES

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Reference Issuer contained in this Terms Supplement or in any publicly available filings made by the Reference Issuer. You should make your own investigation into the Reference Issuer.

Lowe's Companies, Inc.: General Information

        Lowe's Companies, Inc. is a Fortune 50 company and the world's second largest home improvement retailer, with specific emphasis on retail do-it-yourself customers, do-it-for-me customers who utilize the company's installation services, and commercial business customers. The company offers a complete line of products and services for home decorating, maintenance, repair, remodeling, and property maintenance. As of February 3, 2006, they operated 1,234 stores in 49 states, with 140 million square feet of retail selling space.

        Incorporated in North Carolina in 1952, Lowe's Companies, Inc. has been publicly held since 1961. The common stock is listed on the New York Stock Exchange — ticker symbol "LOW".

        The Reference Shares are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at the Woolworth Building, 233 Broadway, New York, New York 10279, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. In addition, information regarding the Reference Issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

        This Terms Supplement relates only to the Notes offered hereby and does not relate to the Reference Shares or other securities of the Reference Issuer. We have derived all disclosures contained in this Terms Supplement regarding the Reference Issuer from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Issuer in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents or any other any other publicly available information regarding the Reference Issuer are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Reference Shares (and therefore the Initial Share Price and the Physical Delivery Amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Reference Issuer could affect the value received on any date with respect to the Notes and, therefore, the trading prices of the Notes. Neither we nor the Agent has any obligation to disclose any information about the Reference Issuer or the Reference Shares after the date of this terms supplement.

Historical Performance of the Reference Shares

        The following table sets forth the high, low and end-of-period closing prices, of the Reference Shares for each calendar quarter in the period from January 1, 2002 through June 30, 2006, as well as from July 1, 2006 through August 18, 2006. The Reference Share closing prices listed below were obtained from the Bloomberg Financial Service, without independent verification by the Bank. The historical prices of the Reference Shares should not be taken as an indication of future performance, and no assurance can be given that the price of the

Reference Shares will not decrease below the Limit Price during the term of the Notes. In addition, no assurance can be given that the price of the Reference Shares will perform sufficiently from year to year to cause the holders of the Notes to receive the Cash Delivery Amount.

Reference Share Closing Prices

	High	Low	Period End(1)
2002
First Quarter	23.745	20.525	21.745
Second Quarter	24.050	20.830	22.700
Third Quarter	23.125	16.750	20.700
Fourth Quarter	22.200	18.400	18.750
2003
First Quarter	21.270	17.000	20.410
Second Quarter	23.100	19.500	21.475
Third Quarter	27.940	21.060	25.950
Fourth Quarter	30.025	26.780	27.695
2004
First Quarter	29.190	25.755	28.065
Second Quarter	27.985	24.520	26.275
Third Quarter	27.410	23.245	27.175
Fourth Quarter	30.125	27.100	28.795
2005
First Quarter	29.800	27.545	28.545
Second Quarter	29.725	25.750	29.110
Third Quarter	34.405	28.800	32.200
Fourth Quarter	34.705	29.135	33.330
2006
First Quarter	34.650	30.935	32.220
Second Quarter	33.350	29.705	30.335
July 1 through August 18	30.420	27.390	29.520

(1)
Unless otherwise indicated, all historical prices were calculated as of the last Scheduled Trading Day of the relevant quarter.

SENSITIVITY ANALYSIS

        The following examples and charts are provided for illustration purposes only and are hypothetical; they also do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Shares. Investors should not take these examples or the data included in the charts contained in "Historical Performance of the Reference Shares" above as an indication or assurance of the expected performance of the Notes or the Reference Shares.

        Sensitivity analysis: comparison of total return of the Notes at maturity against owning the Reference Shares.

ASSUMPTIONS

Reference Share:	The common stock of Lowe's Companies, Inc.
Initial Share Price:	$29.52
Annual dividend yield:	0.678%
Interest Rate:	9.00% per annum
Term of Notes:	366 days
Reinvestment rate for Note coupon and stock dividends:	The reinvestment rate is assumed to be 0%. A positive reinvestment rate would increase the total return of the Notes relative to the total return of the Reference Shares.

        The total return at maturity from owning the Notes compared to the return from owning the Reference Shares is driven by a number of factors including the Market Price of the Reference Shares on the Valuation Date, whether the Market Price of the Reference Shares fell below the Limit Price, the Interest Rate, dividends paid on the Reference Share and the reinvestment rate.

        In the two tables below, we compare the total return of owning the Reference Shares to the total return of owning the Notes at maturity based on the assumptions outlined above. The information in the tables is based on hypothetical market prices for the Reference Shares and the Notes. Certain values in the tables below have been rounded for ease of analysis.

        In Table 1, we assume that the Market Price of the Reference Shares will not fall below the Limit Price at any time on or prior to the Valuation Date and that, as a result, you receive the Cash Delivery Amount. In Table 2 below, we assume that the Market Price of the Reference Shares will fall below the Limit Price on or prior to the Valuation Date and that, as a result, you receive the Physical Delivery Amount, which is reflected in the chart as the value of the Reference Shares at the Valuation Date, in cases where the Final Share Price is less than the Initial Share Price.

        We cannot predict the Market Price of the Reference Shares or the market value of the Notes, nor can we predict the relationship between the two. Moreover, the assumptions we have made in connection with the illustrations set forth below may not reflect actual events. Consequently, the total return that you would actually achieve, as well as how that return would compare to the total return that an investor in the Reference Shares would actually achieve, may be very different from the information reflected in the tables.

        Table 1: Assuming that the Market Price of the Reference Shares never fell below the Limit Price during the Relevant Period.

				Note Performance
Stock Performance									Performance Comparison
						Total Annual Interest Payments on Note		Total Return for the Term of Note (%)
Final Share Price	Quarterly Dividend	Total Annual Dividend Payments	Stock Total Return	Redemption Amount	Quarterly Coupon		Total Return for the Term of Note ($)		Note vs. Reference Shares Outperformance (Underperformance) versus stock ($)	Note vs. Reference Shares Outperformance (Underperformance) versus stock (%)
$47.23	$0.05	$0.20	60.67%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($516.71)	-51.67%
$45.76	$0.05	$0.20	55.69%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($466.91)	-46.69%
$44.28	$0.05	$0.20	50.68%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($416.78)	-41.68%
$42.80	$0.05	$0.20	45.66%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($366.64)	-36.66%
$41.33	$0.05	$0.20	40.68%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($316.84)	-31.68%
$39.85	$0.05	$0.20	35.67%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($266.71)	-26.67%
$38.38	$0.05	$0.20	30.69%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($216.91)	-21.69%
$36.90	$0.05	$0.20	25.68%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($166.78)	-16.68%
$35.42	$0.05	$0.20	20.66%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($116.64)	-11.66%
$33.95	$0.05	$0.20	15.68%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($66.84)	-6.68%
$32.47	$0.05	$0.20	10.67%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($16.71)	-1.67%
$31.00	$0.05	$0.20	5.69%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	$33.09	3.31%
$29.52	$0.05	$0.20	0.68%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	$83.22	8.32%
$28.04	$0.05	$0.20	-4.34%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	$133.36	13.34%
$26.57	$0.05	$0.20	-9.32%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	$183.16	18.32%
$25.09	$0.05	$0.20	-14.33%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	$233.29	23.33%
$23.62	$0.05	$0.20	-19.31%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	$283.09	28.31%

        Table 2: Assuming that the Market Price of the Reference Shares fell below the Limit Price during the Relevant Period.

				Note Performance
Stock Performance									Performance Comparison
						Total Annual Interest Payments on Note		Total Return for the Term of Note (%)
Final Share Price	Quarterly Dividend	Total Annual Dividend Payments	Stock Total Return	Redemption Amount	Quarterly Coupon		Total Return for the Term of Note ($)		Note vs. Reference Shares Outperformance (Underperformance) versus stock ($)	Note vs. Reference Shares Outperformance (Underperformance) versus stock (%)
$47.23	$0.05	$0.20	60.67%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($516.71)	-51.67%
$45.76	$0.05	$0.20	55.69%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($466.91)	-46.69%
$44.28	$0.05	$0.20	50.68%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($416.78)	-41.68%
$42.80	$0.05	$0.20	45.66%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($366.64)	-36.66%
$41.33	$0.05	$0.20	40.68%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($316.84)	-31.68%
$39.85	$0.05	$0.20	35.67%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($266.71)	-26.67%
$38.38	$0.05	$0.20	30.69%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($216.91)	-21.69%
$36.90	$0.05	$0.20	25.68%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($166.78)	-16.68%
$35.42	$0.05	$0.20	20.66%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($116.64)	-11.66%
$33.95	$0.05	$0.20	15.68%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($66.84)	-6.68%
$32.47	$0.05	$0.20	10.67%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	($16.71)	-1.67%
$31.00	$0.05	$0.20	5.69%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	$33.09	3.31%
$29.52	$0.05	$0.20	0.68%	$1,000.00	$22.50	$90.00	$1,090.00	9.00%	$83.22	8.32%
$28.04	$0.05	$0.20	-4.34%	$949.86	$22.50	$90.00	$1,039.86	3.99%	$79.05	8.32%
$26.57	$0.05	$0.20	-9.32%	$900.07	$22.50	$90.00	$990.07	-0.99%	$74.91	8.32%
$25.09	$0.05	$0.20	-14.33%	$849.93	$22.50	$90.00	$939.93	-6.01%	$70.74	8.32%
$23.62	$0.05	$0.20	-19.31%	$800.14	$22.50	$90.00	$890.14	-10.99%	$66.59	8.32%
$22.14	$0.05	$0.20	-24.32%	$750.00	$22.50	$90.00	$840.00	-16.00%	$62.42	8.32%
$20.66	$0.05	$0.20	-29.34%	$699.86	$22.50	$90.00	$789.86	-21.01%	$58.25	8.32%
$19.19	$0.05	$0.20	-34.32%	$650.07	$22.50	$90.00	$740.07	-25.99%	$54.10	8.32%
$17.71	$0.05	$0.20	-39.33%	$599.93	$22.50	$90.00	$689.93	-31.01%	$49.93	8.32%
$16.24	$0.05	$0.20	-44.31%	$550.14	$22.50	$90.00	$640.14	-35.99%	$45.78	8.32%
$14.76	$0.05	$0.20	-49.32%	$500.00	$22.50	$90.00	$590.00	-41.00%	$41.61	8.32%
$13.28	$0.05	$0.20	-54.34%	$449.86	$22.50	$90.00	$539.86	-46.01%	$37.44	8.32%
$11.81	$0.05	$0.20	-59.32%	$400.07	$22.50	$90.00	$490.07	-50.99%	$33.30	8.32%
$10.33	$0.05	$0.20	-64.33%	$349.93	$22.50	$90.00	$439.93	-56.01%	$29.12	8.32%
$8.86	$0.05	$0.20	-69.31%	$300.14	$22.50	$90.00	$390.14	-60.99%	$24.98	8.32%
$7.38	$0.05	$0.20	-74.32%	$250.00	$22.50	$90.00	$340.00	-66.00%	$20.81	8.32%
$5.90	$0.05	$0.20	-79.34%	$199.86	$22.50	$90.00	$289.86	-71.01%	$16.63	8.32%
$4.43	$0.05	$0.20	-84.32%	$150.07	$22.50	$90.00	$240.07	-75.99%	$12.49	8.32%
$2.95	$0.05	$0.20	-89.33%	$99.93	$22.50	$90.00	$189.93	-81.01%	$8.32	8.32%
$1.48	$0.05	$0.20	-94.31%	$50.14	$22.50	$90.00	$140.14	-85.99%	$4.17	8.32%
$0.00	$0.05	$0.20	-99.32%	$10.00	$22.50	$90.00	$100.00	-90.00%	$0.93	9.32%

TABLE OF CONTENTS

Terms Supplement

Prospectus Supplement

Prospectus

$2,583,000

9.00% Notes due 2007
Payments at maturity linked to the performance of
the common stock of Lowe's Companies, Inc.

Terms Supplement

TD Securities

August 21, 2006

QuickLinks

TD Securities
TERMS SUPPLEMENT SUMMARY
Questions and Answers
THE OFFERING
RISK FACTORS
ANTIDILUTION ADJUSTMENTS
New Initial Share Price
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES(1)
CAPITALIZATION
SPECIFIC TERMS OF THE NOTES
SUPPLEMENTAL CANADIAN FEDERAL TAX CONSIDERATIONS
U.S. FEDERAL TAX CONSIDERATIONS
CERTAIN ERISA CONSIDERATIONS
SUPPLEMENTAL PLAN OF DISTRIBUTION
ANNEX A DESCRIPTION OF THE REFERENCE SHARES AND SENSITIVITY ANALYSIS DESCRIPTION OF THE REFERENCE SHARES
Reference Share Closing Prices
TABLE OF CONTENTS
Terms Supplement
Prospectus Supplement
Prospectus
9.00% Notes due 2007 Payments at maturity linked to the performance of the common stock of Lowe's Companies, Inc.
Terms Supplement
TD Securities
August 21, 2006